UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Bank of the Ozarks, Inc.

(Name of Registrant as Specified In Its Charter)

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May 8, 2014

Dear Shareholder:

The following information relates to the proxy statement (the “Proxy Statement”) of Bank of the Ozarks, Inc. (the “Company,” “we,” “us,” “our”) dated March 11, 2014, furnished to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for the 2014 Annual Meeting of Shareholders to be held on May 19, 2014 and any adjournment or postponement thereof (“2014 Annual Meeting”). This information is being filed with the Securities and Exchange Commission and is being made available to shareholders on May 8, 2014.

We ask for your support at the Company’s 2014 Annual Meeting of Shareholders by voting in accordance with the recommendations of our Board of Directors. In particular, we request your support by voting FOR Proposal #3, regarding the amendment to our articles to increase the number of authorized shares of our common stock, and by voting FOR Proposal #6, regarding the advisory vote on executive compensation paid to our named executive officers, commonly referred to as the “Say-on-Pay” proposal.

Proposal #3 – Amendment to articles of incorporation to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 shares to 125,000,000 shares

We are asking shareholders to approve this amendment, as our Board of Directors and management believe that such an increase is necessary to have a sufficient number of additional shares of Common Stock available for issuance, from time to time, for future financing and acquisition transactions, to permit stock dividends or stock splits, and to fund employee benefit plans.

Since our IPO in 1997, we have had 3 two-for-one stock splits, effected in the form of a 100% stock dividend. The purpose of these stock splits has been to keep the trading price of our Common Stock within a range that makes it more affordable and accessible to individual shareholders, thereby increasing the Company’s overall shareholder base and the market liquidity of the shares. With only the present 50,000,000 shares of authorized Common Stock and 36,944,152 shares outstanding, the Company cannot effectuate another two-for-one stock split. Based on the Company’s current and historical trading prices through May 7, 2014, we believe another two-for-one stock split at this time would be reasonable and consistent with our goal of keeping our shares more affordable and accessible to individual shareholders. Assuming this Proposal #3 is passed to amend the articles of incorporation and increase the number of authorized shares of the Company’s Common Stock to 125,000,000 shares, management expects to make a recommendation to the Company’s Board of Directors to approve a two-for-one stock split, effected in the form of a 100% stock dividend. However, this recommendation or any future stock-split recommendation is subject to approval by our Board of Directors.

In addition, we continue to be active in identifying and analyzing traditional M&A opportunities. As we have previously disclosed, we remain optimistic about our prospects for one or more additional live bank acquisitions in 2014, which we expect would involve the issuance of additional shares of Common Stock.

Arkansas law imposes a lengthy advance notice requirement in connection with any shareholder meeting called to approve a proposal to increase the amount of authorized capital shares (requiring notice to be sent no less than 60 days and no more than 75 days before the meeting and requiring the record date to be within 70 days of the meeting). These more stringent notice provisions significantly delay the time period for holding any shareholder meeting requesting approval to increase the number of authorized shares, and increase the risk of the Company missing certain favorable business opportunities involving the issuance of Common Stock. In many situations, prompt action may be required to complete a specific transaction that would not allow sufficient time for the Company to then seek shareholder approval to authorize additional shares for the transaction. The availability of additional shares of Common Stock for issue, without the delay and expense of obtaining the approval of shareholders at a special meeting to be held in the context of a specific transaction, will afford the Company greater flexibility in negotiating and completing future acquisition transactions in a timely and effective manner. If this amendment is not approved, our growth and business strategies, including our ability to issue shares in connection with future acquisitions, may be limited by the lack of availability of authorized and unissued shares of Common Stock.

For the reasons described in this letter and other reasons described in our Proxy Statement, we encourage you to vote FOR Proposal #3 regarding an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s Common Stock.

Proposal #6 - Say-on-Pay Proposal

The Company is committed to providing a competitive pay program that is fair, non-discriminatory and forward-looking, and helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. The Say-on-Pay proposal centers on CEO compensation in relation to Company performance. Consistent with its performance in recent years, the Company once again reported strong results in 2013, including:

•	Return on average assets of 2.04% and return on average common stockholders’ equity of 15.60%

•	Net interest margin, on a fully taxable equivalent basis for 2013 was 5.63%

•	Our 2013 efficiency ratio was 46.0%

•	Our net charge-off ratio for non-covered loans and leases was 0.13% for 2013 and our net charge-off ratio for all loans and leases, including covered loans, was 0.26% for 2013

•	Net income increased 13% from 2012

•	Common stockholders’ equity was $625 million at December 31, 2013, an increase of 23% from December 31, 2012 and book value per common share was $16.96 at December 31, 2013, an increase of 18% from December 31, 2012

•	Total assets increased 18% from 2012

•	Loans and leases, excluding covered loans and purchased loans not covered by loss share, were $2.63 billion at December 31, 2013, a 24% increase from December 31, 2012

•	Total loans and leases, including covered loans and purchased non-covered loans, were $3.36 billion at December 31, 2013, a 22% increase from the prior year

The Board of Directors believes that performance and pay were properly aligned for 2013 as evident from the Company’s strong performance in 2013.

Additionally, in order to provide more opportunities to grant performance based awards to our executive officers, we have proposed an amendment and restatement of the Company’s 2009 Restricted Stock Plan (Proposal #4) that includes new provisions permitting the grant of performance based awards, either in cash or stock, that would be based on certain pre-determined, objective performance targets, as described in more detail beginning on page 12 of our Proxy Statement. If the amended and restated plan is approved by our shareholders at the 2014 Annual Meeting, the Compensation Committee of the Board of Directors will be better enabled to grant equity awards or cash incentive awards that include performance-based elements. We believe having the ability to grant such performance-based awards will more closely link our compensation practices to our key performance drivers.

We therefore ask that you vote FOR our “Say-on-Pay” proposal for our executive compensation program.

Sincerely,

George G. Gleason

Chairman of the Board of Directors and Chief Executive Officer

If you have already voted your shares in connection with the 2014 Annual Meeting and wish to change your vote, you may change your vote or revoke your proxy in the manner described on page 1 of the Proxy Statement.

This communication contains “forward looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s future business strategies, plans for future acquisitions and expectations regarding future stock splits or other Company dividends. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward-looking statements.